Exhibit K.19

ELEVENTH AMENDMENT TO CREDIT AGREEMENT

This Eleventh Amendment to Credit Agreement (the “Amendment”) is made as of January 15, 2014, by and among TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, BANK OF AMERICA, N.A., and THE BANK OF NOVA SCOTIA (each a “Bank” and, collectively, the “Banks”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), as agent for the Banks hereunder (in such capacity, the “Agent”), and as lead arranger hereunder (in such capacity, the “Lead Arranger”). Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.

Preliminary Statements

(a) The Banks and the Borrower are parties to a Credit Agreement dated as of March 22, 2007, as amended by the First Amendment to Credit Agreement dated as of May 29, 2007, as further amended by the Second Amendment to Credit Agreement dated as of October 31, 2007, as further amended by the Third Amendment to Credit Agreement dated as of March 21, 2008, as further amended by the Fourth Amendment to Credit Agreement dated as of March 20, 2009, as further amended by the Fifth Amendment to Credit Agreement dated as of June 20, 2009, as further amended by the Sixth Amendment to Credit Agreement dated as of June 20, 2010, as further amended by the Seventh Amendment to Credit Agreement dated as of March 9, 2011, as further amended by the Eighth Amendment to Credit Agreement dated as of June 20, 2011, as further amended by the Ninth Amendment to Credit Agreement dated as of June 18, 2012, and as further amended by the Tenth Amendment to Credit Agreement dated as of June 17, 2013 (as so amended, and as the same may be further amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”). The current Commitments of the Banks, after giving effect to this Amendment, are as set forth on Exhibit A attached to this Amendment.

(b) The Borrower has requested certain modifications to the terms of the Credit Agreement as set forth in the Amendment.

(c) The Banks are willing to agree to the foregoing requests, subject, however, to the terms, conditions and agreements set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Modifications to Section 1.1 – Replacement of Certain Definitions. The definitions of “Excluded Taxes,” “Governmental Authority,” “Other Taxes,” and “Taxes” are hereby deleted in their entirety from Section 1.1 and are hereby replaced with the following definitions, respectively:

“Excluded Taxes” means, in the case of each Bank or applicable Lending Installation and the Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Bank or the Agent is incorporated or is organized or in which its principal executive office is located or, in the case of

Eleventh Amendment to Credit Agreement

a Bank, in which such Bank’s applicable Lending Installation is located, (ii) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender except to the extent that, pursuant to Section 3.17(a), amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.17(f), and (iii) any U.S. federal withholding taxes imposed by FATCA.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, but “Other Taxes” shall not include Excluded Taxes.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing.

2. Modifications to Section 1.1 – Addition of Certain Definitions. The following are hereby added to Section 1.1 of the Credit Agreement:

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document, other than Excluded Taxes and Other Taxes.

“Non-U.S. Lender” means a Bank that is not a United States person as defined in Section 7701(a)(30) of the Code.

3. Increase in Revolving Credit Facility. The reference to “$85,000,000” in Section 2.1 of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with “$107,500,000”. In addition, the reference to $115,000,000 in the last full paragraph of Section 2.2(a) of the Credit Agreement is hereby deleted and is replaced with “$137,500,000”.

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4. New Notes. Contemporaneously with the execution and delivery of this Amendment, the Borrower, as maker, shall execute and deliver

(a) a new revolving credit note, in the stated principal amount of $45,000,000, in favor of U.S. Bank National Association, as payee (the “New U.S. Bank Note”), which New U.S. Bank Note shall amend, restate and replace the Note dated as of June 20, 2011, from the Borrower, as maker, to U.S. Bank National Association, as payee, in the stated principal amount of $35,000,000 (the “Old U.S. Bank Note”), and which New U.S. Bank Note, as the same may be amended, renewed, restated, replaced or consolidated from time to time, shall be a “Revolving Credit Note” referred to in the Credit Agreement; and

(b) a new revolving credit note, in the stated principal amount of $17,500,000, in favor of Bank of America, N.A., as payee (the “New Bank of America Note”), which New Bank of America Note shall amend, restate and replace the Note dated as of June 20, 2011, from the Borrower, as maker, to Bank of America, N.A., as payee, in the stated principal amount of $30,000,000 (the “Old Bank of America Note”), and which New Bank of America Note, as the same may be amended, renewed, restated, replaced or consolidated from time to time, shall be a “Revolving Credit Note” referred to in the Credit Agreement; and

(c) a new revolving credit note, in the stated principal amount of $45,000,000, in favor of The Bank of Nova Scotia, as payee (the “New Nova Scotia Note”), which New Nova Scotia Note shall amend, restate and replace the Note dated as of June 20, 2011, from the Borrower, as maker, to The Bank of Nova Scotia, as payee, in the stated principal amount of $20,000,000 (the “Old Nova Scotia Note”), and which New Nova Scotia Note, as the same may be amended, renewed, restated, replaced or consolidated from time to time, shall be a “Revolving Credit Note” referred to in the Credit Agreement.

5. New Section 3.17 (Taxes). The following is added as new Section 3.17 to the Credit Agreement:

3.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.17) the applicable Bank or the Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Bank or the Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.17) payable or paid by such Bank or the Agent or required to be withheld or deducted from a payment to such Bank or the Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not

Eleventh Amendment to Credit Agreement

such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Each Bank shall severally indemnify the Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.4 relating to assignment and participations, and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.17, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)(i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Agent, promptly upon such Bank’s becoming a “Bank” hereunder or, if thereafter, promptly upon such Bank’s becoming entitled to such exemption or reduction, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing,

(A) any Bank that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrower and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding Tax;

Eleventh Amendment to Credit Agreement

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

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(g) If any party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.17 (including by the payment of additional amounts pursuant to this Section 3.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), the indemnified party will not be required to pay any amount to an indemnifying party pursuant to this paragraph (g) in excess of the amount that would place the indemnified party in the same net after-Tax position that the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.17 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

6. Addition of Covenant (Asset Coverage Compliance). The following is added as a new Section 6.1(o) to the Credit Agreement:

(o) Asset Coverage Compliance. As of the end of each month during the term of the Loans, regardless of whether the Borrower has incurred new debt, the Borrower shall maintain an “Asset Coverage” (as defined in Section 18(h) of the 1940 Act), equal to or greater than the requirements of the 1940 Act as if the Borrower had incurred new debt as of such date. In addition, at no time shall Borrower’s “Asset Coverage” (as defined in Section 18(h) of the 1940 Act) of senior securities representing indebtedness be less than 200%.

7. Modification to Exhibit A. Exhibit A to the Credit Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit A attached to this Amendment.

8. Modification to Exhibit D. Exhibit D to the Credit Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit D attached to this Amendment.

9. Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.

Eleventh Amendment to Credit Agreement

10. Conditions Precedent to Amendment. Except to the extent waived in a writing signed by the Agent and delivered to the Borrower, the Agent and the Banks shall have no duties under this Amendment until the Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a) Amendment. This Amendment;

(b) The New U.S. Bank Note. The New U.S. Bank Note;

(c) The New Bank of America Note. The New Bank of America Note;

(d) The New Nova Scotia Note. The New Nova Scotia Note;

(e) Form U-1. A Form U-1 for the Borrower whereby, among other things, (i) the maximum principal amount of Revolving Credit Loans that may be outstanding from time to time under the Credit Agreement is noted as being $107,500,000, and (ii) the Borrower concurs (and the Borrower does hereby concur) with the assessment of the market value of the margin stock or other investment property described in the attachment to such Form U-1 as of the date provided in such attachment;

(f) Secretary’s Certificate. A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Agent that, among other things, (i) attached thereto as an exhibit is a true and correct copy of the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in this Amendment and the execution, delivery and performance by the Borrower of any documents related to this Amendment, (ii) the articles of incorporation and by-laws of the Borrower as delivered to the Agent pursuant to the Secretary’s Certificate dated June 17, 2013, from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked, and (iii) attached thereto as exhibits are certificates of good standing, each of recent date, from the Secretary of State of Maryland and the Secretary of State of Kansas, certifying the good standing and authority of the Borrower in such states as of such dates; and

(g) Other Documents. Such other documents as the Agent may reasonably request to further implement the provisions of this Amendment or the transactions contemplated hereby.

11. No Other Amendments; No Waiver of Default. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms. By entering into this Amendment, the Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.

12. Expenses/Fees. The Borrower agrees to pay and reimburse the Agent and/or the Banks for all out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Agent and the Banks.

13. Counterparts; Fax Signatures. This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

Eleventh Amendment to Credit Agreement

14. Governing Law. This Amendment shall be governed by the same law that governs the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

Eleventh Amendment to Credit Agreement

K.S.A. §16-118 Required Notice. This statement is provided pursuant to K.S.A. §16-118: “THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS (AS CREDITORS) AND THE BORROWER (AS DEBTOR) AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS AND THE BORROWER.” THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor: Creditor: Creditor: Debtor:

[signature page(s) to follow]

Eleventh Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION, the Borrower

By:
Name: P. Bradley Adams Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Bank

By:
Name: Colleen S. Hayes Title: Vice President

THE BANK OF NOVA SCOTIA, as a Bank

By:
Name: Title:

BANK OF AMERICA, N.A., as a Bank

By:
Name: Title:

Eleventh Amendment to Credit Agreement – Signature Page

EXHIBIT A

(Banks and Commitments)

Bank	Revolving Credit Loan Commitment Amount	Swingline Loan Commitment Amount*	Bank’s Total Commitment Amount	Bank’s Pro-Rata Percentage
U.S. Bank National Association	$45,000,000	$5,000,000	$45,000,000	.41860465116279
The Bank of Nova Scotia	$45,000,000	0	$45,000,000	.41860465116279
Bank of America, N.A.	$17,500,000	0	$17,500,000	.16279069767442
TOTALS:	$107,500,000	$5,000,000	$107,500,000	1.000000000000

*	As more particularly described in the Agreement, the Swingline Loan Commitment is a subcommitment under the Revolving Credit Loan Commitments. Accordingly, extensions of credit under the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.

Exhibit A

EXHIBIT D

[Form of Borrowing Base Certificate]

BORROWING BASE CERTIFICATE

This Borrowing Base Certificate (“Certificate”) is delivered pursuant to Section              of the Credit Agreement (as amended, the “Credit Agreement”), dated as of March 22, 2007, among Tortoise Energy Capital Corporation, a Maryland corporation (the “Borrower”); certain lenders (the “Banks”); U.S. Bank National Association, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”); and U.S. Bank National Association, a national banking association, as agent for the Banks hereunder (in such capacity, the “Agent”); and as lead arranger hereunder (in such capacity, the “Lead Arranger”). Capitalized terms used and not defined in this Certificate have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies that he or she is an authorized signor of the Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrower and, certifies to the Agent that:

1. Borrowing Base Calculation. The Borrowing Base for the Borrower, as of              , 20__, is as follows:

A.	Total Value of Acceptable Assets of Borrower (“Acceptable Assets”)	$	__________________

B.	33-1/3% of Acceptable Assets	$	__________________

C.	“senior securities representing indebtedness” (as such term is used in the 1940 Act), other than Loans	$	__________________

D.	Borrowing Base (line B minus line C)	$	__________________

2. Calculation of Availability Under the Credit Agreement. The maximum amount of Loan available under the Credit Agreement as of              , 20__, is as follows:

A.	Revolving Credit Loan Commitments	$	__________________

B.	Lesser of 1D or 2A	$	__________________

C.	Current Outstanding Balances on Revolving Credit Loans and Swingline Loans	$	__________________

D.	Availability (line 2B minus line 2C)	$	__________________

E.	Requested Advance (if any)	$	__________________

Exhibit D

3. Compliance with 1940 Act. As of             , 20__, the Borrower is in material compliance with the 1940 Act, including but not limited to, all leverage regulations specified in Section 6.1(o) of the Credit Agreement. As of the date hereof, the Borrower’s applicable “Asset Coverage” (as defined in Section 18(h) of the 1940 Act) is as follows:

(i) Senior Securities Representing Indebtedness (as used in the 1940 Act)	_________________	%

(ii) Senior Securities (as used in the 1940 Act) that are Stock	_________________	%

4. Reliance. This Certificate is delivered to the Agent for its benefit and the benefit of the Banks, the Swingline Lender and the Lead Arranger and may be conclusively relied upon by all such Persons.

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrower as of the date first above written.

TORTOISE ENERGY CAPITAL CORPORATION

By:
Name: Title:

Exhibit D